Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE SELECTED TO CONSTRUCT TANKAGE AT TERMINALLING FACILITY IN

PAULSBORO, NEW JERSEY

TULSA, OK—June 26, 2007—Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that its wholly owned subsidiary, Matrix Service Industrial Contractors, Inc., has executed a fabrication and construction contract with Plains All American Pipeline, L.P. (NYSE: PAA) for the construction of above ground storage tanks (AST) in connection with the construction of additional refined product storage at its terminalling facility in Paulsboro, New Jersey. Matrix Service Industrial Contractors, Inc.’s work on this project is expected to be approximately $35 million.

The scope of work will entail turnkey construction of approximately 1.0 million barrels of tankage, including related civil, mechanical and electrical infrastructure, at Plains’ refined product and terminalling facility in Paulsboro.

Michael J. Bradley, president and CEO of Matrix Service, said, “Once again, we are pleased to be selected as the primary contractor for Plains’ Paulsboro Terminal project. Over the past fourteen years, Plains has selected Matrix Service to construct and expand several of its major storage facilities, including the Cushing Terminal, the St. James Terminal, the Patoka Terminal and now the Paulsboro Terminal. We look forward to continuing our long-standing relationship with Plains as they continue to expand their asset base.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com